UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2015

CITRIX SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27084	75-2275152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

851 West Cypress Creek Road Fort Lauderdale, Florida		33309
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 267-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Accounting Officer

On February 12, 2015, the Board of Directors (the “Board”) of Citrix Systems, Inc. (the “Company”) appointed David Zalewski, the Company’s current Vice President, Chief Accounting Officer and Corporate Controller, as principal accounting officer. Mr. Zalewski will replace David Henshall as the Company’s principal accounting officer. Mr. Henshall will continue to serve as the Company’s Executive Vice President, Chief Financial Officer, Chief Operating Officer and principal financial officer. Mr. Zalewski’s appointment was effective February 12, 2015.

Mr. Zalewski, 48, has served as Chief Accounting Officer of the Company since November 2014 and as Vice President and Corporate Controller of the Company since May 2004.

Mr. Zalewski has no family relationships with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Zalewski is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Zalewski has not entered into any material plan, contract, arrangement or amendment in connection with his appointment as principal accounting officer.

Director Not Standing for Re-election

On February 12, 2015, Gary E. Morin, a member of the Board since January 2003, informed the Company that he will not stand for re-election at the Company’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”). Mr. Morin will continue to serve as a director until the 2015 Annual Meeting. Mr. Morin is currently the Chairman of the Board’s Compensation Committee and will continue to serve on such committee in such capacity until March 15, 2015. Mr. Morin advised the Company that his decision to not stand for re-election did not involve any disagreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITRIX SYSTEMS, INC.

Date: February 13, 2015	By:	/s/ David J. Henshall
	Name:	David J. Henshall
	Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer